Exhibit 99.1

American Water names William Varley Chief Growth Officer
Company continues its commitment to helping communities solve water and wastewater challenges

CAMDEN, N.J., May 18, 2020 - American Water Works Company, Inc. (NYSE: AWK) the largest publicly-traded U.S. water and wastewater utility company, has named William Varley its Chief Growth Officer effective June 1, 2020. Varley is returning to American Water to take over growth responsibilities from Aldie Warnock, who announced his planned retirement effective January 2, 2021.

“First I want to thank Aldie for all his contributions since joining our company in 2014, “said Walter Lynch, president and CEO of American Water. “Aldie worked tirelessly to build and maintain constructive relationships with our public service commissions as well as work with our state leadership on key legislative and regulatory policy. He will be missed and we wish him all the best. We are also excited to welcome Bill to his new role.

“Providing safe, clean and reliable water service is critical to the health of our customers and communities, and it is our priority,” added Lynch. “Bill has a deep understanding of our business and the solutions we can provide communities. He will work hand-in-hand with our state operations and market-based businesses to help us continue to work with communities across the U.S. as they look to address challenges like an aging infrastructure and contaminants that can impact water quality.”

Varley most recently served as American Water’s deputy chief operating officer until his retirement in April 2019. In this role, Varley supported the development and mentorship of the company’s divisional leads and state presidents, with a focus on growth, regulatory matters and leadership skills. He also led American Water’s Customer Service Organization.

Prior to his deputy chief operating officer role, Varley served as senior vice president of American Water’s Midwest Division, comprised of Missouri, Illinois, Indiana, Michigan and Iowa.

Varley also served as president of New Jersey American Water, where he was the principal external contact for American Water in New Jersey, serving approximately 2.7 million people. He also served as senior vice president of the company’s Northeast division, president of New York American Water, vice president and manager of its predecessor Long Island American Water, as well as vice president of Business Development for New Jersey and New York.

Varley is a past Chairman of the New York Chapter of the National Association of Water Companies (NAWC). He has also offered technical presentations for many industry organizations including the Long Island Water Conference, New York Section AWWA, New Jersey Section AWWA, Mid Atlantic Conference of Regulatory Utilities Commissioners (MACRUC), National Association of Regulatory Utility Commissioners (NARUC), the American Ground Water Trust and the Edwin C. Tifft Jr. Water Supply Symposium in New York.

Varley holds a bachelor’s of science in civil engineering technology from Rochester Institute of Technology.

About American Water
With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs more than 6,800 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to 15 million people in 46 states. American Water provides safe, clean, affordable and reliable water services to our customers to make sure we keep their lives flowing. For more information, visit amwater.com and follow American Water on Twitter, Facebook and LinkedIn.